Exhibit 99.1

Stryve Foods, Inc. Completes Major Network Optimization, Unlocking Over $1 Million in Estimated Annual Savings

Eliminates +$10 Million Future Lease Payments

Optimizes Distribution & Fulfillment Network Estimated to Yield $1 Million Net Savings Annually

Continued Execution of Management’s Productivity & Transformation Agenda

PLANO, Texas, February 11, 2025 — Stryve Foods, Inc. (OTC: SNAX) (“Stryve” or the “Company”), a leader in high-protein, better-for-you snacking, today announced the successful completion of a major network optimization initiative, marking another milestone in the Company’s ongoing transformation. By transitioning fulfillment operations to a combination of redistribution partners, including Dot Foods, distributors, and third-party logistics providers, Stryve has successfully exited its final distribution center lease—an achievement expected to generate over $1 million in annual savings and drive significant operational efficiencies.

“This is a game-changer for Stryve,” said Chris Boever, Chief Executive Officer. “By leveraging Dot Foods’ expansive logistics network and optimizing our fulfillment strategy, we are not only reducing costs but also enhancing service levels for our retail partners. This move allows us to focus on what we do best—innovating, manufacturing, and marketing our brands—while letting best-in-class logistics partners handle distribution.”

Maximizing Efficiency and Savings

This transition delivers substantial financial and operational benefits to Stryve, including:

●	+ $1 million in expected annual net savings, achieved through improved operating efficiencies, reduced transportation costs, and rent savings.

●	Eliminating + $10 million in future lease obligations, freeing up capital for strategic investments and growth.

●	Enhanced service levels for retail partners, leading to improved product availability and expanded distribution reach.

As previously announced, Stryve’s partnership with Dot Foods has played a pivotal role in strengthening its supply chain. By leveraging Dot’s expertise, the Company is now better positioned to support growing consumer demand while streamlining its operations.

Continuing the Transformation

This milestone follows a series of strategic initiatives that have bolstered Stryve’s financial health and operational agility. Recent moves, such as the successful retirement of $8.7 million in debt and securing expanded retail distribution, underscore the Company’s commitment to sustainable, profitable growth.

“As we continue to execute our transformation, this optimization aligns perfectly with our mission to scale efficiently,” said Alex Hawkins, Chief Financial Officer. “With a leaner, more focused infrastructure, we are positioned to accelerate growth while maintaining financial discipline.”

Looking Ahead

With the lease termination effective February 15, 2025, and the Dot Foods relationship already fully operational, Stryve expects to begin realizing savings from this network optimization in its Q1 2025 results. This initiative represents another critical step in the Company’s journey toward long-term profitability and shareholder value creation.

About Stryve Foods, Inc.

Stryve is a premium air-dried meat snack company that is conquering the intersection of high protein, great taste, and health under the brands of Braaitime®, Kalahari®, Stryve®, and Vacadillos®. Stryve sells highly differentiated healthy snacking and food products in order to disrupt traditional snacking and CPG categories. Stryve’s mission is “to help Americans eat better and live happier, better lives.” Stryve offers convenient products that are lower in sugar and carbohydrates and higher in protein than other snacks and foods. Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar*, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paleo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today. Stryve also markets and sells human-grade pet treats under the brands Two Tails and Primal Paws, made with simple, all-natural ingredients and 100% real beef with no fillers, preservatives, or by-products.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, convenience store, mass merchants, and other retail outlets, as well as directly to consumers through its ecommerce websites and through the Amazon and Wal*mart platforms. For more information about Stryve, visit www.stryve.com or follow us on social media at @stryvebiltong.

* All Stryve Biltong and Vacadillos products contain zero grams of added sugar, with the exception of the Chipotle Honey flavor of Vacadillos, which contains one gram of sugar per serving.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made herein are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “may”, “will”, “would”, “could”, “intend”, “aim”, “believe”, “anticipate”, “continue”, “target”, “milestone”, “expect”, “estimate”, “plan”, “outlook”, “objective”, “guidance” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including, but not limited to, statements regarding Stryve’s plans, strategies, objectives, targets and expected financial performance. These forward-looking statements reflect Stryve’s current views and analysis of information currently available. This information is, where applicable, based on estimates, assumptions and analysis that Stryve believes, as of the date hereof, provide a reasonable basis for the information and statements contained herein. These forward-looking statements involve various known and unknown risks, uncertainties and other factors, many of which are outside the control of Stryve and its officers, employees, agents and associates. These risks, uncertainties, assumptions and other important factors, which could cause actual results to differ materially from those described in these forward-looking statements, include: (i) the inability to achieve profitability due to commodity prices, inflation, supply chain interruption, transportation costs and/or labor shortages; (ii) the ability to meet financial and strategic goals, which may be affected by, among other things, competition, supply chain interruptions, the ability to pursue a growth strategy and manage growth profitability, maintain relationships with customers, suppliers and retailers and retain its management and key employees; (iii) the risk that retailers will choose to limit or decrease the number of retail locations in which Stryve’s products are carried or will choose not to carry or not to continue to carry Stryve’s products; (iv) the possibility that Stryve may be adversely affected by other economic, business, and/or competitive factors; (v) the impacts of the transition from NASDAQ to OTC; (vi) the possibility that Stryve may not achieve its financial outlook; (vii) risks around the Company’s ability to continue as a going concern and (viii) other risks and uncertainties described in the Company’s public filings with the SEC. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those projections and forward-looking statements are based.

Investor Relations Contact:

Investor Relations

ir@stryve.com